Exhibit 5.1

August 17, 2026

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

With reference to the registration statement on Form S-3 (File No. 333-285413) (the “Registration Statement”) and the prospectus dated February 28, 2025, as supplemented by the prospectus supplement dated August 7, 2026 (the “Prospectus Supplement”), relating to the issuance by AT&T Inc., a Delaware corporation (the “Corporation”), of €1,200,000,000 aggregate principal amount of Floating Rate Global Notes due 2028 (the “Debt Securities”) pursuant to the Indenture, dated as of May 15, 2013 (the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, I am of the opinion that the Debt Securities constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities.

I note that, as of the date of this opinion, a judgment for money in an action based on the Debt Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of euro into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in euro, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Bryan Hough